Exhibit 10.6

Constellation Energy Partners LLC
Long-Term Incentive Plan

Grant Agreement Relating to
2014 Retention Award
in the Form of Phantom Units

Grantee: [●]

Grant Date:  May 6, 2014

1. Grant of Phantom Units.

(a) Grant.  Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), hereby grants to you [●] Phantom Units  (each, a  “Phantom Unit”) under the Constellation Energy Partners LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is attached hereto as Appendix A and incorporated herein by reference as a part of this agreement (the “Grant Agreement”).

(b) General.  In the event of any conflict between the terms of this Grant Agreement and the Plan, the Plan shall control.  Capitalized terms used in this Grant Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2. Vesting of the Award. Subject to the other provisions of this Grant Agreement, the Phantom Units shall vest, if at all, on the earliest of (the earliest of such dates, the “Vesting Date”):
(a) March 15, 2015,
(b) the occurrence of the In-Service Date (as defined below), or
(c) the consummation of a Change of Control (as defined below).

3. Settlement of Award.  Subject to vesting of the Phantom Units and to the other provisions of this Grant Agreement, no more than 10 days after vesting, but in all events no later than March 15, 2015, the Company shall deliver to you in a single lump sum a number of vested Units equal to the number of vested Phantom Units hereunder in full settlement of such vested Phantom Units.

4. Definitions. As used herein, the following terms shall have the following meanings:
(a) “Change of Control” means:

(i) the consummation of any transaction (including, without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “CEP Voting Securities”);

(ii) consummation of a reorganization, merger, consolidation, statutory equity exchange or similar form of business transaction involving the Company or any subsidiary of the Company (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the organization resulting from such Business Combination (the “Surviving Organization”), or (y) if applicable, the ultimate parent organization that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect managers or directors of the Surviving Organization (the “Parent Organization”), is represented by CEP Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by equity interests into which such CEP Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CEP Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Organization or the Parent Organization), is or becomes the beneficial owner, directly or indirectly, of 25% or more (the “Applicable Percentage”) of the total voting power of the outstanding voting securities eligible to elect managers or directors of the Parent Organization (or, if there is no Parent Organization, the Surviving Organization) except where such person held the Applicable Percentage of CEP Voting Securities immediately prior to the consummation of the Business Combination and (C) at least a majority of the members of the board of managers or directors of the Parent Organization (or, if there is no Parent Organization, the Surviving Organization) following the consummation of the Business Combination were Managers at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(iii) the equity holders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition where the holders of CEP Voting Securities outstanding immediately prior thereto hold securities immediately thereafter that represent more than 60% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets.

(b) “In-Service Date” means the “In-Service Date,” as defined in that certain Shared Services Agreement between SP Holdings, LLC and the Company, dated as of May 8, 2014.
5. Forfeiture.

(a) Any Phantom Unit that is then unvested shall become forfeited, null and void on the date on which Grantee’s employment by the Company or its Affiliates is terminated.  Vested Phantom Units shall not be forfeited as a result of Grantee’s employment with the Company or its Affiliates being terminated following vesting.

(b) The Committee may, in its discretion, waive in whole or in part any forfeiture of unvested Phantom Units pursuant to this Section 5.

6. Termination of Employment.    For all purposes of this Grant Agreement, Grantee shall be considered to have terminated employment with the Company when the Committee determines in its sole discretion that that Grantee’s employment with the Company has ceased.   If any payment under this Grant Agreement would be payable as a result of a “separation from service” within the meaning of Section 409A of the Code and would be subject to additional taxes under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall be paid on the date that is the first day of the seventh (7th) calendar month after the date of Grantee’s termination of employment with the Company (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes.

7. Withholding of Tax.

(a) The Company or any Affiliate is authorized to withhold from any delivery of Units made pursuant to this Grant Agreement or from any compensation or other amount owing to Grantee the amount (in cash, Units, other securities or other property) of any applicable taxes payable at the applicable statutory rate in respect of this Grant Agreement, the vesting or any payment or transfer under the Grant Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes, and in this regard, such withholding obligation may be satisfied by Grantee timely remitting (in cash, check or wire transfer) to the Company or the Internal Revenue Service, at the Company’s election, the amount of any such applicable taxes (as determined by the Company).

(b) Net Units.  Unless Grantee satisfies the tax withholding obligation set forth above by timely remitting such amounts to the Company or the Internal Revenue Service (at the Company’s election) by cash, check or wire transfer, all Units to be issued pursuant to this Grant Agreement shall be net of tax withholding, such that the tax withholding obligation of Grantee in respect of this Grant Agreement and such Units is satisfied through the retention by the Company of a number of Units equal to Grantee’s aggregate tax withholding obligation divided by the per-unit Fair Market Value for the date immediately prior to the date of such issuance of Units.

8. Limitations on Transfer.  All rights under this Grant Agreement shall belong to Grantee alone and may not be transferred, assigned, pledged or hypothecated by Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process.  Upon any attempt by Grantee to transfer, assign, pledge, hypothecate or otherwise dispose of such rights contrary to the provisions in this Grant Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9. Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

10. Entire Agreement and Amendment.  This Grant Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby made null and void and of no further force and effect.  Grantee and the Company agree that, with respect to the Award, the vesting provisions set forth in this Grant Agreement supersede, and govern and control over, any performance criteria achievement and vesting provisions set forth in the Plan.

11. Notices.  Any notices given in connection with this Grant Agreement shall, if issued to Grantee, be delivered to Grantee’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.

12. Execution of Receipts and Releases.  Payment of cash or other property to Grantee, or to Grantee’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder.  The Company may require Grantee or Grantee’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall reasonably determine.

13. Reorganization of the Company.  The existence of this Grant Agreement shall not affect in any way the right or power of the Company and its Affiliates or their respective unitholders, stockholders or other equity holders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the respective capital structures or businesses of any of the Company and its Affiliates; (b) any merger or consolidation of any of the Company and its Affiliates; (c) any issue of bonds, debentures or securities affecting the Award or the rights thereof; (d) the dissolution or liquidation of any of the Company and its Affiliates, or any sale or transfer of all or any part of their assets or business; or (e) any other corporate act or proceeding, whether of a similar character or otherwise.

14. No Unitholder Rights. The Phantom Units granted pursuant to this Grant Agreement do not and shall not entitle Grantee to any rights of a holder of Units.

15. No Guarantee of Tax Consequences.  None of the Board, the Company, nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate in the Plan.  This Grant Agreement and the Phantom Units granted hereunder are intended to exempt from Section 409A of the Code and will be construed and interpreted in accordance with such intention.

16. Certain Restrictions.  By executing this Grant Agreement, Grantee acknowledges that he or she has received a copy of the Plan and agrees that Grantee will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations or with this document or the terms of the Plan.

17. Amendment and Termination.  No amendment or termination of this Grant Agreement that adversely affects the rights of the Grantee shall be made by the Company at any time without the prior written consent of Grantee.

18. Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of May 6, 2014.

Constellation Energy Partners LLCGrantee

By:By:

     Name:    Name:

     Title:        Title:

Exhibit 10.6

APPENDIX A

CONSTELLATION ENERGY PARTNERS LLC

LONG-TERM INCENTIVE PLAN

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